Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2007, included in the Proxy Statement/Prospectus of NxStage Medical, Inc. that is made part of the Registration Statement (Form S-4) and Proxy Statement/Prospectus of NxStage Medical, Inc. for the registration of 6,500,000 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
July 24, 2007